Exhibit 3.68

ARTICLES OF INCORPORATION

OF

McCONNELL DOWELL INVESTMENTS (USA), Inc.

FIRST. The name of the corporation is

McCONNELL DOWELL INVESTMENTS (USA), INC.

SECOND. Its principal office in the State of Nevada is located at One East First Street, Reno, Washoe County, Nevada 89501The name and address of its resident agent is The Corporation Trust Company of Nevada, One East First Street, Reno, Nevada 89501.

THIRD. The nature of the business, or objects or purposes proposed to be transacted, promoted or carried on are:

To engage in any lawful activity and to manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

FOURTH. The amount of the total authorized capital stock of the corporation is One Million Five Hundred Thousand Dollars ($1,500,000.00) consisting of fifteen million (15,000,000) shares of stock of the par value of Ten Cents ($0.10) each.

FIFTH. The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the by-laws of this corporation.

The names and post-office addresses of the first board of directors, which shall be one (1) in number, is as follows:

NAME	POST-OFFICE ADDRESS

A. Malcolm McConnell	#2 Owens Road
Epson, Auckland 3
New Zealand

SIXTH. The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to assessment to pay the debts of the corporation.

SEVENTH. The name and post-office address of each of the incorporators signing the articles of incorporation are as follows:

NAME	POST-OFFICE ADDRESS

Barbara Cannizzo	1155Market Street
San Francisco, CA 94103

Robert M. Hopfner	1155 Market Street
San Francisco, CA 94103

Susan L. Leong	1155 Market Street
San Francisco, CA 94103

EIGHTH. The corporation is to have perpetual existence.

NINTH. In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

Subject to the by-laws, if any, adopted by the stockholders, to make, alter or amend the by-laws of the corporation.

To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.

By resolution passed by a majority of the whole board, to designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders’ meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of directors deem expedient and for the best interests of the corporation.

TENTH. Meetings of stockholders may be held outside the State of Nevada, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

ELEVENTH. This corporation reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed by statute, or by the articles of incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

TWELFTH. No shareholder shall have any right to acquire shares or other securities of the corporation except to the extent such right may be granted by an amendment to these Articles of Incorporation or by a resolution of the Board of Directors.

THIRTEENTH. To the extent permitted by Chapter 78 of the Nevada Revised Statutes, no Director and/or Officer of this corporation shall incur any personal liability to the corporation or its stockholders for damages for breach of fiduciary duties as a Director and/or Officer, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or the payment of dividends in violation of NRS 78.300.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands this 31st day of October, 1988.

/s/ Barbara Cannizzo
Barbara Cannizzo

/s/ Robert M. Hopfner
Robert M. Hopfner

/s/ Susan L. Leong
Susan L. Leong